UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 23, 2015

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its March 23, 2015 meeting, the Compensation and Executive Development Committee of the Board of Directors of UIL Holdings Corporation (UIL Holdings) approved, among other actions, the following:

1.	The target levels for annual incentive awards for 2015 performance pursuant to the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (the 2008 Plan) and the 2015 UIL Holdings Corporation Senior Executive Incentive Compensation Program for James P. Torgerson, Richard J. Nicholas, Linda L. Randell, John J. Prete and Anthony Marone III. The annual incentive awards, which are equal to 100%, 60%, 50%, 50% and 40%, respectively, of such executives’ annual base salary, are payable in cash in 2016 if corporate performance goals are achieved at target related to (a) net income of UIL Holdings, (b) gas business growth, (c) capital project execution and (d) customer satisfaction and operational and safety metrics of UIL Holdings’ regulated subsidiaries.

2.	The long-term incentive grants under the 2008 Plan, as detailed below:

Name	Position	Number of Restricted Stock Units Granted
James P. Torgerson	President and Chief Executive Officer	33,190
Richard J. Nicholas	Executive Vice President and Chief Financial Officer	11,190
Linda L. Randell	Senior Vice President & General Counsel	7,110
John J. Prete	Senior Vice President of Electric Operations	5,050
Anthony Marone III	Senior Vice President Customer and Business Services	3,730

The restricted stock units granted vest at the end of the three-year period ending December 31, 2017, and the resulting issuance of shares of common stock, if any, will be based upon the achievement of goals relating to the combined net income of The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company for the period from January 1, 2015 through December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 3/25/15	By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President and Chief Financial Officer